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Exhibit 5.1

International Game Technology plc
2nd Floor Marble Arch House
66 Seymour Street
London
W1H 5BT

21 May 2018
Our ref    HRMC/MPCM/658030

Dear Sirs

International Game Technology PLC (the "Company")

1      Introduction

  1.1
  We have acted as English legal advisers to the Company in connection with a registration statement on Form F-3 (the "Registration Statement") filed by the Company with the US Securities and Exchange Commission (the "Commission") on 21 May 2018 under the United States Securities Act 1933 (the "Act"), as amended, which registers the offer, issue and sale, from time to time, of an indeterminate number of securities.

  1.2
  References in this letter to paragraphs are references to paragraphs of this letter.

2      English law

  This letter and the opinions given in it are governed by English law. The opinions given are limited to English law as applied by the English courts as at the date of this letter and we have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than those of England and Wales. The opinions given in this letter are strictly limited to the matters stated in paragraph 5 and do not extend to any other matters or to any matters of fact. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England and Wales as currently applied by the English courts.

3      Scope of enquiry

  For the purpose of this letter:

  3.1
  we have examined only the following documents and carried out only the following search and enquiry:

  3.1.1
  a copy of the Registration Statement;

  3.1.2
  a copy, certified by the secretary of the Company as true, complete and up-to-date as at 21 May 2018, in the form provided by the Registrar of Companies pursuant to the search referred to in paragraph 3.1.5, of the certificate of incorporation dated 11 July 2014, the certificate of incorporation on re-registration as a public company dated 16 September 2014 and the certificate of change of name dated 26 February 2015;

    3.1.3
    a copy, certified by the secretary of the Company as true, complete and up-to-date as at 21 May 2018, of the memorandum of association dated 11 July 2014 and of the articles of association dated 17 May 2018;

    3.1.4
    a copy, certified by the secretary of the Company as true, complete and up-to-date as at 21 May 2018, of the minutes of the meetings of the independent directors of the Company held on 15 May 2018 and 16 May 2018, approving the filing of the Registration Statement with the Commission;

    3.1.5
    a search of Companies House Direct, the on-line English company information service, in respect of the Company on 18 May 2018 at 15:00 (London time) (the "Search"); and

    3.1.6
    a telephone enquiry of the Central Registry of Winding-up Petitions in respect of the Company on 18 May 2018 at 15:00 (London time) (the "Telephone Enquiry");

  3.2
  except for the documents listed in paragraph 3.1.1 to 3.1.4 (inclusive), we have not examined any contracts or other documents entered into by or affecting any other company or any other documents entered into by or affecting the Company or its subsidiaries (the "Group"), nor any corporate records of the Company or any other member of the Group;

  3.3
  except for the Search and the Telephone Enquiry, we have not undertaken any other search or enquiry concerning the Company or any other member of the Group; and

  3.4
  we express no opinion as to any taxation matters.

4      Assumptions

  For the purpose of this letter, we have assumed that:

  4.1
  all copies of documents provided to us conform to the originals and all originals are genuine and complete;

  4.2
  each signature is the genuine signature of the individual concerned;

  4.3
  the documents referred to in paragraphs 3.1.2 to 3.1.4 are up-to-date;

  4.4
  none of the documents examined by us have been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise);

  4.5
  the resolutions set out in the minutes referred to in paragraph 3.1.4 (i) were duly passed at validly convened, duly held and quorate meetings of the independent directors of the Company attended by duly appointed directors of the Company and (ii) have not been amended, revoked, superseded or rescinded and are in full force and effect;

  4.6
  due disclosure has been made by each director of any interest he may have in any matters connected with the filing of the Registration Statement in accordance with the provisions of the Companies Act 2006 and the articles of association of the Company, and no director of the Company has any interest in such matters except to the extent permitted by the articles of association of the Company;

  4.7
  there are (i) no facts or circumstances which are not apparent from the face of the documents listed in paragraphs 3.1.1 to 3.1.4 (inclusive) and (ii) no documents, agreements, instruments or correspondence other than those documents listed in paragraphs 3.1.1 to 3.1.4 (inclusive), in each case that may affect the validity or enforceability of the documents listed in paragraphs 3.1.1 to 3.1.4 (inclusive) or any obligation therein or otherwise affect the opinions expressed in this letter;

  4.8
  the information provided to us pursuant to the Search was complete, accurate and up-to-date at the time of that search and since that time there has been no change in (i) the memorandum or articles of association of the Company and/or (ii) the status or condition of the Company, in either case, as represented by that information;

  4.9
  the response given to us to the Telephone Enquiry was complete, accurate and up-to-date at the time of that enquiry and since that time there has been no alteration in the status or condition of the Company as represented by that response;

  4.10
  the Company (i) is or was not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 as of the date hereof and/or (ii) will not as a consequence of the matters contemplated by the Registration Statement be unable to pay its debts within the meaning of that section; and

  4.11
  no proceedings have been instituted or steps taken for the administration, receivership, liquidation or dissolution of the Company or for the adoption of any scheme of arrangement, voluntary arrangement or other compromise of debts or liabilities of the Company (or any class) or for any moratorium, standstill or other protection for the Company against the claims of its creditors (or any class of creditors) or for any substantially similar purpose or procedure under the laws of any applicable jurisdiction which, in any such case, has not been revealed by the Search or the Telephone Enquiry.

5      Opinion

  Based only on the documents and assumptions referred to in paragraphs 3 and 4, and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the following opinion:

  5.1
  the Company is a public limited company duly incorporated and validly existing under the laws of England and Wales;

  5.2
  the ordinary shares of US$0.10 each in the capital of the Company (the "Ordinary Shares") are fully paid, have been duly authorised and validly issued and are non-assessable. For the purposes of this letter, we have assumed that the term "non-assessable" under English law means that the holder of any Ordinary Shares is not liable, solely in its capacity as holder of such Ordinary Shares, for additional assessments or calls on the Ordinary Shares by the Company or any other person; and

  5.3
  the Search and the Telephone Enquiry revealed no order or resolution for the winding-up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator (in respect of the Search), and revealed no petition for the winding-up of the Company having been presented (in respect of the Telephone Enquiry).

6      Qualifications

  This letter is subject to the following qualifications:

  6.1
  the opinions in this letter are subject to all laws relating to winding-up, administration, bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting creditors' rights generally;

  6.2
  the Search is not conclusively capable of revealing whether or not certain events have occurred, including the commencement of winding-up or the making of an administration order or the appointment of a liquidator, receiver, administrative receiver or administrator, as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the register of the relevant company immediately;

  6.3
  the Telephone Enquiry relates only to any compulsory winding-up in progress on the date the relevant enquiry was made. The enquiry is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of such a petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all; and

  6.4
  the Search is not conclusive as to whether any other security interests exist over any assets of the Company since (i) not all security interests created by a company are required to be registered at the Registrar of Companies and (ii) a period of 21 days is allowed within which to effect registration of a charge pursuant to section 859A of the Companies Act 2006, so that a registrable charge created within 21 days prior to the date of the search could have been delivered to the Registrar of Companies together with the prescribed statement of particulars and yet not appear on the file and/or could still be delivered to the Registrar of Companies after the date of the search but within such 21 day period, in either case without affecting the validity and priority of that earlier charge.

7      Reliance

  This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This letter speaks only as of the date hereof.

8      Consent

  We hereby consent to your filing this letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Macfarlanes LLP

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  Exhibit 5.1